Golden Phoenix Closes Acquisition of Ra Resources; Prepares To Advance Exploratory Drilling Program

SPARKS, NV, APRIL 20, 2011 – Golden Phoenix Minerals, Inc. (the "Company") (OTC Bulletin Board: GPXM) is pleased to announce that on April 14, 2011, the Company closed the definitive Acquisition Agreement dated October 6, 2010, with Ra Resources Ltd. to acquire a 100% interest in four gold and base metal properties within the Shining Tree mining district of northeastern Ontario.

"Golden Phoenix is now positioned to begin moving forward with our exploratory drilling program in the Shining Tree mining district," stated Tom Klein, CEO of Golden Phoenix. "We expect to make initial inroads on our previously announced drill program during the second quarter of 2011."

Upon the effective date of the closing of April 14, 2011, the Company acquired 100% of the outstanding securities of Ra Resources Ltd. by way of a "three-cornered amalgamation" in accordance with the Business Corporations Act (Ontario).

In consideration for the acquisition, the Company will issue to the shareholders of Ra Resources such number of shares of Company common stock as determined by an exchange ratio of 3.5 Golden Phoenix shares for every 1 common share of Ra Resources outstanding.  As of the Closing, there were 9,326,523 shares of Ra Resources common shares issued and outstanding.  Accordingly, the Company will issue 32,642,831 shares of its common stock in consideration for the acquisition.  The Company will also issue an aggregate of 700,000 options to acquire Company common stock at an exercise price of approximately $0.03 per share for the cancellation and exchange of outstanding options to acquire common shares of Ra Resources, based on the 3.5 for 1 exchange ratio.

Shareholders of Ra Resources approved the transaction at a meeting duly held on December 16, 2010.  As a further condition to closing, all necessary regulatory approvals were obtained, and each party reaffirmed certain representations, warranties and covenants customary for a transaction of this nature. Further disclosure regarding this transaction can be found in the Company's Form 8-K to be filed with the SEC as of the date of this press release.

Please visit the Golden Phoenix website at:  www.golden-phoenix.com.

About Golden Phoenix:  Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and joint venturing gold, silver and strategic metal deposits throughout North, South and Central America. Golden Phoenix owns, has an interest in, or has entered into agreements with respect to mineral properties located in the United States, Canada and Peru including its 30% interest in the Mineral Ridge gold project near Silver Peak, Nevada.

Forward Looking Statements:  Information contained herein regarding optimism related to the business, expanding exploration, development activities and other such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created thereby. While Golden Phoenix believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products, domestic and international business and economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.

For More Information Contact:
Robert Ian, Director of Corporate Communications (775) 453-4741
robertian@golden-phoenix.com

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com